Third Amendment to License Agreement

This Third Amendment to License Agreement is dated June 10, 2024 (“Third Amendment”) and is entered into between Apogee Therapeutics, Inc., (“Licensee”) and MIL 6T, LLC (“Licensor”).

WHEREAS, Licensor and Licensee are parties to a certain License Agreement dated November 22, 2023, as amended by that certain First Amendment to License Agreement dated December 4, 2023, as amended by that certain Second Amendment to License Agreement dated February 26, 2024 (“License Agreement”);

WHEREAS, Licensee warrants and represents that, to the best of its knowledge, Licensor has fulfilled its obligations under the License Agreement and is not in default of any covenants or obligations contained in the License Agreement;

WHEREAS, Licensor and Licensee desire to amend the License Agreement in certain respects as set forth herein; and,

WHEREAS, all capitalized terms contained herein shall, unless otherwise defined in this Third Amendment, have the same meaning as set forth in the License Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the License Agreement is hereby amended as follows:

1.
Licensed Premises:

Effective June 10, 2024 (“New Premises Term Commencement Date”), Section 1(a) of the License Agreement is hereby amended by (i) deleting the existing Exhibit 1 in its entirety, and replacing it with Exhibit 1 attached hereto, and (ii) replacing the Section 1(a)(A) with the following:

(A) a non-transferable, non-assignable license to, (i) use Corporate R&D Lab A&B, more specifically identified in the shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Lab Suite”), and (ii) use Corporate R&D Office A&B more specifically identified in the shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Office Suite”)[1][2][3]

Effective the New Premises Term Commencement Date the following shall be added to the License Agreement as a new Section (1)(a)(i):

1(a)(i) Equipment. Licensor has agreed to provide Licensee with certain Equipment (as defined on Exhibit 2, attached to this Third Amendment), for Licensee’s exclusive use during the Term of the License Agreement, upon the terms and conditions as contained in said Exhibit 2. Additionally, Licensor agrees to assist in relocating all Licensor-owed equipment from the Released Space to the Lab Suite and Office Suite as set forth in this Third Amendment.

2.
Users: Section 1(c) of the License Agreement is hereby modified by adding the following new sentence to the end of the Section:

Effective the New Premises Term Commencement Date, Users shall be defined as sixty (60) of Licensee’s members, employees or agents.

3.
Term Extension: The following shall be added to the end of Section 2(a) of the License Agreement:

The parties hereby agree to extend the Term of the License Agreement such that the License Agreement shall expire November 30, 2026 (“Expiration Date”).

4.
License Fee: The following shall be added to the end of Section 3(a) of the License Agreement:

Effective the New Premises Term Commencement Date, Licensee shall pay Licensor a monthly license fee as shown on Schedule A attached hereto (“New Premises License Fee”), as well as a monthly fee in an amount of $1,248.60 reflecting the amortized cost for use of the Equipment pursuant to Exhibit 2 (“Equipment Fee”).Except as expressly stated otherwise herein, the New Premises License Fee and Equipment Fee shall be subject to all the same terms and conditions as the License Fee.

5.
Security Deposit: The following shall be added to the end of Section 3(c) of the License Agreement:

In consideration of the new premises and term extension, Licensee shall pay a security deposit equal to $166,625.09 to Licensor (“Updated Security Deposit”). As Licensee has already paid Licensor a security deposit of $107,125.20 under the License Agreement (“Previous Security Deposit”), Licensee shall pay to Licensor the balance owed of $59,499.89. The Updated Security Deposit shall be subject to the same terms and conditions as the Security Deposit as set forth in this Section 3(c).

6.
Initial Payment: The following shall be added to the end of Section 3(d) of the License Agreement:

Licensee shall pay to Licensor, immediately upon executing this Third Amendment, an amount equal to the New Premises License Fee for the last month of the extended Term ($166,625.09), which payment shall be applied to Licensee’s account for such month of the Extended Term. As Licensee has already paid $107,125.20 toward Licensee’s last month’s payment for the current term, the balance owed pursuant to this Third Amendment is $59,499.89. Licensee shall also pay, immediately upon executing this Third Amendment, the balance of the Updated Security Deposit owed of $59,499.89. As such, Licensee shall pay Licensor a total of $118,999.78 on or before the execution of this Third Amendment.

7.
Parking: Section 6 of the License Agreement is hereby deleted in its entirety and replaced with the following:

6. Parking. During the Term, Licensee shall have a non-exclusive license to use five (5) unreserved parking spaces on a "first-come, first-serve" basis, in common with other occupants of the Building (“Licensee’s Parking Spaces”). Licensee shall have no right to elect to reduce its number of Licensee’s Parking Spaces and shall be responsible for the Parking Fees (defined below) for such spaces regardless of whether its Users use Licensee’s Parking Spaces. Licensee shall pay, in addition to the License Fee, monthly parking fees equal to the prevailing rates for the Building (“Parking Fees”) and shall pay such Parking Fees to SmartLabs at the time each License Fee payment is due. Licensee’s right to use Licensee’s Parking Spaces is conditioned upon Licensee (a) abiding by any reasonable rules and regulations promulgated by SmartLabs or the Landlord related to parking (“Parking Rules and Regulations”) and (b) ensuring that Licensee’s employees, Users and visitors also comply with the Parking Rules and Regulations. Licensee’s rights hereunder are subject to SmartLabs’ rights under the Lease, including but not limited to the Landlord’s right to change the size, configuration, design, layout, location and all other aspects of the parking facility.

8.
Broker. Licensee warrants and represents that Licensee has dealt with no broker in connection with the consummation of this Third Amendment other than Colliers (“Broker”), and, in the event of any brokerage claims asserted against Licensor predicated upon prior dealings with Licensee, Licensee agrees to defend the same and indemnify Licensor against any such claim (except any claim by Broker).
9.
Ratification. Except as expressly amended hereby, all terms and conditions of the License Agreement shall remain unchanged and in full force and effect.
10.
Counterparts. This Third Amendment to License Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Third Amendment as of the date first written above.

SMARTLABS Licensee

By: /s/ Brian Taylor___________________ By: /s/ Michael Henderson, M.D.

Title: Chief Executive Officer Title: Chief Executive Officer

Date: 6/12/2024